Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer Phone (610) 321-6225 William C. Roberts Senior Director, Corporate Communications Phone (610) 321-6288

VIROPHARMA ANNOUNCES PRESENTATION OF ADDITIONAL HCV-796 DATA AT

MEETING OF THE EUROPEAN ASSOCIATION FOR THE STUDY OF THE LIVER

- Phase 1b Combination Data Highlight Favorable Tolerability and Additive Antiviral Activity of HCV-796 -

Exton, PA, April 13, 2007 — ViroPharma Incorporated (Nasdaq: VPHM) today announced additional data from a Phase 1b study of HCV-796, a unique, orally dosed hepatitis C virus (HCV) polymerase inhibitor at the 42nd Annual Meeting of the European Association for the Study of the Liver (EASL). This meeting is being held in Barcelona, Spain. These data on the antiviral activity and tolerability of twice daily HCV-796 in combination with pegylated interferon alfa-2b (peg-IFN) elaborate on previously presented data. HCV-796 is currently undergoing Phase 2 evaluation and is being co-developed with Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE).

These Phase 1b combination data demonstrate the additive antiviral effects of HCV-796 across multiple genotypes of hepatitis C virus, in treatment-naïve adult subjects with chronic hepatitis C infection. HCV-796 dosed twice daily plus peg-IFN displays clinical antiviral activity that is greater than that of HCV-796 or peg-IFN alone across all dose cohorts and tested HCV genotypes. Final safety and tolerability data show that HCV-796 is generally well tolerated when added to peg-IFN. Adverse events were generally consistent with known effects of interferons. No dose-limiting toxicities were observed across the range of HCV-796 study doses.

“In this Phase 1b study, HCV-796 provided added antiviral activity to that of pegylated interferon across multiple HCV genotypes and did so largely without altering interferon’s tolerability profile,” commented Colin Broom, ViroPharma’s chief scientific officer. “The adverse events observed in patients on combination therapy were typical of those seen in patients on pegylated interferon alone. The antiviral activity of HCV-796, its strong tolerability profile, and its lack of dose limiting toxicities encourage us as we proceed expeditiously through our ongoing Phase 2 program.”

Phase 1b Clinical Trial Design

This 14 day randomized, double-blind, placebo-controlled, sequential-group study of ascending multiple doses enrolled subjects with chronic HCV infection who were naïve to treatment. Subjects were enrolled in sequential, ascending dose cohorts with a target of 16 subjects (12 subjects receiving HCV-796 BID and 4 receiving placebo in each cohort). The first cohorts assessed the effect of HCV-796 as monotherapy compared to placebo (data from which were released on November 10, 2005). Subsequent cohorts were comprised of subjects who received peg-IFN (PEG-Intron; 1.5 µg/kg/dose) on days -1 and 7 in combination with either placebo or HCV-796 (100 mg, 250 mg, 500 mg or 1000 mg) every 12 hours, from days 1 to 14.

Antiviral Activity Results

Data are available through treatment day 14 from subjects in four combination treatment groups (n= 10 to 12 subjects per group) and on 19 subjects who received peg-IFN alone.

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For genotype 1, mean reduction from baseline ranged from 1.5 to 2.3 log10 on day 7 and from 2.6 to 3.2 log10 on day 14 in the combination therapy groups compared to 0.9 log10 on day 7 and 1.3 log10 on day 14 for peg-IFN alone.

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For non-genotype 1, mean reduction from baseline ranged from 2.8 to 3.5 log10 on day 7 and from 3.5 to 4.8 log10 on day 14 in the combination therapy groups compared to 1.5 log10 on day 7 and 2.6 log10 on day 14 for peg-IFN alone.

•	Viral reduction greater or equal to 2.0 log10 at day 14 was achieved in 70 to 92 percent of subjects in all combination groups compared to 40 percent on peg-IFN alone.

•	At day 14, 30 to 33 percent of patients in the combination groups receiving greater than or equal to 250 mg BID of HCV-796 achieved viral levels below the quantification limit of 50 IU/mL HCV RNA.

Safety and Tolerability Results

A safety review of HCV-796 in combination with peg-IFN has been completed. Combination therapy including HCV-796 was found to be generally well tolerated. The observed safety profile supports the evaluation of HCV-796 in studies of longer duration.

•	Adverse events across all dose cohorts were generally mild to moderate in severity and were characteristic of the known side effects of interferons.

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Adverse events that occurred at a frequency of greater than 15 percent across all dose cohorts of HCV-796 plus peg-IFN and peg-IFN alone included headache, chills, myalgias, fever, pain, arthralgia and rash.

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There were two reports of serious adverse events: one in the placebo arm (pneumonia), and one in the 1000 mg combination cohort (seizure and rhabdomyolysis in a subject receiving high dose methadone chronically).

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The rate of discontinuation due to adverse events was low across the study. No patient discontinued due to adverse events in the 100, 250, or 500 mg dose cohorts. In the peg-IFN alone group, one patient discontinued due to hypertension; of those that received 1000 mg HCV-796 plus peg-IFN, three patients discontinued due to either vasovagal syncope after a blood draw, rash, or seizure and rhabdomyolysis (in a subject receiving high dose methadone chronically).

•	No dose-limiting toxicities were identified across the range of study doses.

Genetic Sequencing

NS5B sequencing was performed on 36 subjects (11 on peg-IFN alone; 25 HCV-796 and peg-IFN). Consistent with data from the Phase 1b study of HCV-796 as monotherapy, the only variant of importance detected in patients receiving HCV-796 was a C316Y variant known to have reduced susceptibility to HCV-796. Baseline sequencing did not find any variation from wild type at this position. The C316Y variant was observed in 7 (28 percent) of patients on HCV-796 plus peg-IFN, occurring less frequently than previously seen in patients receiving HCV-796 as monotherapy, and was not clearly associated with virologic response pattern. The clinical implication of this mutation, if any, will be evaluated in ongoing and future long-term studies.

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

Currently, there is no specific antiviral agent directed against HCV that is commercially available, and no vaccine for prevention of HCV infection. Several interferon (IFN) products are available worldwide, but there are substantial limitations to the use of these products when given as monotherapy or in conjunction with ribavirin in the treatment of chronic HCV infection. In addition to the relatively poor treatment response in patients infected with genotype 1 HCV, the most common strain in the U.S., Western Europe and Japan, the considerable side effects frequently associated with the use of IFN can lead to discontinuation of therapy in approximately 20 percent of patients.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company's website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. .including those relating to the company’s progress of its HCV clinical development program as well as its ability to develop an effective small molecule antiviral treatment for HCV disease. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. Further testing such as the ongoing Phase 2 clinical studies of HCV-796 with pegylated interferon, may not support any or all of the statements in this press release. There can be no assurance that ViroPharma’s additional HCV studies will yield positive results, or that ViroPharma will be successful in gaining regulatory approval of any of its HCV product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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